EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MediaBay, Inc. on Form S-8 of our report dated April 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets in 2002), appearing in the Annual Report on Form 10-K of MediaBay, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
July 23, 2004